Exhibit 99

GORMAN-RUPP REPORTS RECORD 2008 SALES AND EARNINGS
WITH WEAKER FOURTH QUARTER
Mansfield, Ohio — February 12, 2009 — The Gorman-Rupp Company (NYSE Alternext: GRC) reports record results for the year ended December 31, 2008. In addition, the Company achieved its thirty-sixth consecutive year of increased cash dividends paid to shareholders.
Net income during 2008 increased 19.0% on an 8.2% increase in net sales. Record 2008 net income was $27,197,000 compared to $22,859,000 in 2007. Net sales were a record $330,646,000 during 2008 compared to $305,562,000 in 2007. Earnings per share were $1.63 and $1.37, respectively.
Sales growth in water and wastewater applications, fire protection, fabricated components and continued strength in international business contributed to the Company’s record year in 2008. The increase in the 2008 earnings principally resulted from the favorable effect of product mix and operating leverage on increased sales during the first three quarters of the year.
Net sales during the fourth quarter 2008 increased 5.4% to $80,993,000 compared to $76,825,000 for the fourth quarter 2007. Fourth quarter 2008 net income was $4,765,000 compared to $5,754,000 in 2007, a decrease of 17.2%, and resulted in fourth quarter earnings per share of $0.29 in 2008, compared to $0.35 in 2007. The unfavorable impact of changes in product mix, computer system upgrade expense and foreign currency exchange rates were primarily responsible for the reduction in fourth quarter 2008 earnings compared to 2007.
The Company’s backlog of orders was $107.8 million at December 31, 2008 compared to $116.4 million at the end of 2007. This decrease of $8.6 million was primarily due to the economic downturn experienced during the fourth quarter. The economic uncertainty facing many companies and municipalities caused several orders to be delayed and in selective instances a few orders to be cancelled.
Capital expenditures of $23.9 million for the previously announced consolidation and expansion of the Mansfield, Ohio facilities have been incurred as of December 31, 2008, of which $21.5 million has been incurred during 2008. The project is expected to be completed by the end of 2009. The Company’s financial position remains strong and no bank financing has been required to date.
Jeffrey S. Gorman, President and CEO said, “Although we are extremely pleased with the record 2008 results, we clearly are now in the midst of a continuing global economic downturn that will be difficult to escape. Lack of consumer, municipal and overall business confidence has affected the purchase of capital goods. Discussions regarding the possible infusion of Federal stimulus dollars, a portion of which may be directed toward water, wastewater and other infrastructure projects, may be positive for some of the markets we serve. In the midst of these uncertainties we will continue to align costs with changing market demand. Consistent with our first 75 years, we remain focused on our core business of manufacturing pumps and providing pumping solutions for fluid handling needs and will continue to position the Company for long-term growth.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income
(Thousands of dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
	2008	2007	2008	2007
Net sales	$80,993	$76,825	$330,646	$305,562
Cost of products sold	64,326	59,804	253,557	238,110

Gross profit	16,667	17,021	77,089	67,452

Selling, general and administrative expenses	10,106	9,499	38,101	34,567

Operating income	6,561	7,522	38,988	32,885

Other income (expense) — net	(297)	948	1,506	2,498

Income before income taxes	6,264	8,470	40,494	35,383
Income taxes	1,499	2,716	13,297	12,524

Net income	$4,765	$5,754	$27,197	$22,859

Basic and diluted earnings per share	$0.29	$0.35	$1.63	$1.37
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Thousands of dollars)

	December 31,	December 31,
	2008	2007
Assets
Cash and short-term investments	$23,793	$30,190
Accounts receivable — net	48,200	47,256
Inventories	56,881	53,223
Deferred income taxes and other current assets	5,392	4,619

Total current assets	134,266	135,288

Property, plant and equipment — net	80,406	59,970

Deferred income taxes and other assets	16,866	16,276

Total assets	$231,538	$211,534

Liabilities and shareholders’ equity

Accounts payable	$15,878	$14,162
Accrued liabilities and expenses	19,691	19,319

Total current liabilities	35,569	33,481

Deferred and other long-term income taxes	1,322	1,432
Retirement benefits	11,421	—
Postretirement benefits	24,020	26,661

Minority interest	618	520

Shareholders’ equity	158,588	149,440

Total liabilities and shareholders’ equity	$231,538	$211,534

Shares outstanding	16,707,535	16,703,035
Shares outstanding and per share data reflect the 5 for 4 stock split effective December 10, 2007.